Exhibit 99.1
July 17, 2007

VIA FACSIMILE – 203-854-5841
 AND FEDERAL EXPRESS

Mr. Thomas R. Hudson, Jr.
Manager
Pirate Capital LLC
200 Connecticut Avenue, 4th Floor
Norwalk, CT 06854

Dear Mr. Hudson:

This letter responds to the letter from you on behalf of Jolly Roger Fund LP (the "Fund"), dated July 2, 2007 (the "Letter") addressed to the Board of Directors (the "Board") of Angelica Corporation (the "Company").  That letter includes a demand by the Fund that the Company engage a nationally recognized investment banking firm to explore all strategic alternatives to increase shareholder value, including, but not limited, to the sale of the Company, sale of assets, or another extraordinary transaction.  The Fund also demands that the Board publicly identify the investment banking firm selected for this purpose and its mandate.  Finally, the Letter notifies the Company that the Fund may nominate a slate of directors for election at the 2007 annual meeting of shareholders (the "2007 Meeting").

The Letter also accompanied the submission of a notice pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, in which the Fund seeks to have a shareholder proposal and accompanying supporting statement (collectively, the "Proposal") included in the Company's proxy statement for the 2007 Meeting (the "2007 Proxy Statement").  The Proposal reiterates the same demand set forth in the Letter.

We want to inform you that Morgan Joseph & Company (“Morgan Joseph”) has been engaged since February 21, 2006 to assist the Company in reviewing its strategic alternatives. At its regularly scheduled meeting held today, the Board extended the engagement of Morgan Joseph through June 30, 2008.  Morgan Joseph will continue to assist the Company in considering and exploring, among other alternatives, all of the strategic alternatives referenced in the Letter.

I sincerely hope that the more complete understanding which the Fund now has of the process we have been engaged in, and the continuing commitment of our Board to the common goal of maximizing shareholder value, will encourage the Fund to withdraw its Proposal because it is already being implemented and is therefore moot. If the Fund does not withdraw its Proposal, the Company will submit a request for a no-action letter from the Staff of the Division of Corporation Finance of the Securities and Exchange Commission concurring with our view that the Proposal may be omitted from the 2007 Proxy Statement, pursuant to Rule 14a-8(i)(10)

under the Securities Exchange Act of 1934, as amended, on the ground that the Company has already implemented the Proposal (the "No-Action Request").

Because we would need to submit the No-Action Request at least 80 calendar days in advance of the proposed mailing date of our 2007 Proxy Statement, we need to know promptly whether the Fund will withdraw its Proposal.

Very truly yours,

/s/ Stephen M. O'Hara
Stephen M. O'Hara
CEO and Chairman

Cc:  Joseph S. von Kaenel, Esq.